   As filed with the Securities and Exchange Commission on September 20, 2000
                                                        Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                              --------------------
                       ADVANCED FIBRE COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                                      68-0277743
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
incorporation or organization)

                          1465 North McDowell Boulevard
                           Petaluma, California 94954
                                 (707) 794-7700

               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                JOHN A. SCHOFIELD
                      President and Chief Executive Officer
                      ADVANCED FIBRE COMMUNICATIONS, INC.
                         1465 North McDowell Boulevard
                           Petaluma, California 94954
                                 (707) 794-7700

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                             DAVID R. LAMARRE, ESQ.
                          Pillsbury Madison & Sutro LLP
                                  P.O. Box 7880
                         San Francisco, California 94120
                              --------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this registration statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE

==============================================================================================================
                                                              PROPOSED          PROPOSED
                                                               MAXIMUM           MAXIMUM          AMOUNT OF
  TITLE OF EACH CLASS OF                 AMOUNT TO BE       OFFERING PRICE       AGGREGATE       REGISTRATION
SECURITIES TO BE REGISTERED               REGISTERED         PER SHARE(1)     OFFERING PRICE(1)      FEE
--------------------------------------------------------------------------------------------------------------
Common stock, $.01 par value(2)          804,034 Shares        $45.125         $36,282,034.25     $9,578.46
==============================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based upon the average of the high and low prices of the common stock on the Nasdaq National Market on September 18, 2000.

(2) Associated with the common stock are Series A Junior Participating Preferred Stock Purchase Rights that will not be exercisable or be evidenced separately from the common stock prior to the occurrence of certain events.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  Subject to completion, dated September 20, 2000
PROSPECTUS

                                 804,034 SHARES


                       ADVANCED FIBRE COMMUNICATIONS, INC.

                                  COMMON STOCK

                             ----------------------

        This prospectus relates to 804,034 shares of our common stock, par value $0.01 per share, offered for the account of certain of our stockholders. The selling stockholders acquired these shares in connection with our acquisition of GVN Technologies, Inc. in May, 2000. These shares may be offered by the selling stockholders from time to time in transactions, which may include block transactions, on the Nasdaq National Market, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. We have agreed to bear all expenses of registration of the shares, but all selling and other expenses incurred by a selling stockholder will be borne by that selling stockholder.

        The selling stockholders and any broker-dealers, agents or underwriters that participate with the selling stockholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of the shares purchased by them, may be deemed to be underwriting commissions or discounts under the Securities Act. See "Selling Stockholders" and "Plan of Distribution."


        Our common stock is traded on the Nasdaq National Market under the symbol "AFCI."

                             ----------------------

        INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 4.

                             ----------------------

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------


               The date of this prospectus is September   , 2000

        We have not authorized anyone to provide you with information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. The selling stockholders are offering to sell, and seeking offers to buy, only the shares of our common stock covered by this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of the shares.

        You should read carefully the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision.


                           FORWARD-LOOKING STATEMENTS

        Except for the historical financial information contained herein, the following discussion may contain "forward-looking statements" that have been made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Such statements include declarations regarding the intent, belief, estimates, current plans, or expectations of AFC and its management. Any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties. Actual results could differ materially from those indicated by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are those set forth beginning on page 4 in "Risk Factors," as well as those noted in the documents incorporated herein by reference. Unless required by law, we undertake no obligations to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. However, readers should review carefully the risk factors set forth in other reports or documents we file from time to time with the Securities and Exchange Commission, particularly the Quarterly Reports on Form 10-Q and any current reports on Form 8-K.

                               -------------------

        AFC(R), Universal Modular Carrier(R), and UMC1000(R), are registered trademarks, and AccessMAX(TM), OmniMAX(TM), PremMAX(TM), TransMAX(TM), EMAX(TM), ONX1012(TM), CNX1024(TM), OCX103(TM), and FibreMAX(TM) are trademarks of Advanced Fibre Communications, Inc. We also refer to trademarks of other corporations and organizations in this prospectus.

                       ADVANCED FIBRE COMMUNICATIONS, INC.

        AFC designs and manufacturers worldwide broadband access solutions for the last mile. AFC's OmniMAX(TM) is a global product family consisting of industry-leading multi-service access platforms with integrated optics and intelligent CPE. AFC's OmniMAX products can quickly and cost-effectively upgrade legacy networks, ubiquitously delivering narrowband, wideband and broadband services to all subscribers regardless of their geographic location from a carrier's central office.

        AFC's OmniMAX product portfolio consists of: AccessMAX(TM), a variety of broadband multi-service access platforms that provide local loop voice, data and broadband solutions; PremMAX(TM), a series of integrated access devices (IADs) that provide integrated voice and data at the customer premises; and TransMAX(TM), a Sonet/SDH optical transport system for metro ring solutions. AFC is also a leading designer and manufacturer of environmentally hardened outside plant cabinets and technology, ranging from 48 to 2,048 lines, as well as indoor cabinets ranging from 48 to 480 lines.

        AFC was incorporated in California in May 1992 and reincorporated in Delaware in September 1995, and effected its initial public offering in 1996. Unless the context requires otherwise, the term "AFC" means Advanced Fibre Communications, Inc. and its wholly owned subsidiaries. Our executive offices are located at 1465 North McDowell Boulevard, Petaluma, California, and our telephone number at that address is (707) 794-7555.



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


                                  RISK FACTORS

        OUR OPERATING RESULTS WILL LIKELY CONTINUE TO FLUCTUATE DUE TO SEASONALITY AND OTHER FACTORS.

        Our operating results have been, and will continue to be, affected by a wide variety of factors, some of which are outside of our control, that could, among other things, lower revenues, increase operating expenses, and lower net income. These factors include:

        -   U.S. and international sales mix

        -   Customer and distribution channel mix

        -   Product feature component mix

        - Timing and size of orders which are received and can be shipped in a quarter

        -   Availability of adequate supplies of key components and assemblies

        -   Component pricing due to vendor allocation

        -   Rapidly changing industry standards and customer needs

        - Ability to introduce new product features and technologies on a timely basis

        - Timing of new product feature introductions or announcements by us or by our competitors

        -   Price competition

        -   Unit volume

        -   Royalty revenue levels

        -   Excess or obsolete inventory

        -   Adequacy of manufacturing capacity

        -   Customers' ability to pay when due

        -   Expanded warranty coverage

        - Integration of acquired businesses and technologies and expenses associated with acquisitions

        We sell the OmniMAX product family primarily to telecommunications companies installing our equipment as part of their access networks. Additions to those networks represent complex engineering projects, requiring lengthy periods from project conceptualization to completion. Our equipment typically represents only a portion of a given project and, therefore, the timing of product shipment and revenue recognition is often difficult to forecast. Our customers normally install a portion of our equipment in outdoor locations. Shipments of the system can be subject to the effects of seasonality, with fewer installation projects scheduled for the winter months. The majority of our sales have been made to telecommunications companies in the U.S., and accordingly, we believe that over time this seasonality will generally cause revenues in the quarter ended March 31 to be lower than revenues in the preceding quarter ended December 31. In developing countries, delays and reductions in the planned project deployment can be caused by additional factors, including currency fluctuations, reductions in capital availability due to declines in the local economy, priority changes in governments' budgets, political environment, and delays in receiving government approval for deployment of the OmniMAX global product family in the last mile.

        Expenditures for research and development, sales, general, and administrative functions are based, in part, on future growth projections and in the near term are relatively fixed. We may be unable to adjust spending in a timely manner in response to any unanticipated failure to meet these growth projections. Accordingly, any significant decline in demand for the OmniMAX global product family relative to planned levels could result in, among other things, higher operating expenses and lower net income in a quarter or subsequent quarters.


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

        All of the above factors are difficult to forecast, and these or other factors could, among other things, reduce revenues, increase operating expenses, and reduce net income. As a result, we believe that period to period comparisons are not necessarily meaningful and should not be relied upon as indications of future performance. There can be no assurance that we will sustain or increase our profitability in the future.

        We have made an investment in a start-up company specializing in telecommunication technologies. This investment is inherently risky, as the market for the technology or products the company has under development are in the early stages and may never materialize. We could lose our entire investment in this company.

        In February 2000, we entered into a hedging transaction structured as a costless collar agreement to minimize the potential impact of adverse market risk on the Cisco Systems, Inc. shares we own. We are currently evaluating the requirements and impact of Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 is effective for us beginning in the first quarter of 2001, and there may be changes in accounting for hedges under SFAS No. 133 which, combined with the anticipated volatility in Cisco's stock price, may affect our income statement and cause our results of operations to fluctuate. See "Quantitative and Qualitative Disclosures About Market Risk" as it pertains to this matter on page 20 of our Quarterly Report on Form 10-Q for the second quarter of 2000, for more information.

        Fluctuations in our operating results may cause volatility in the price of our common stock. It is possible that in any given period, revenues or operating results will be below the expectations of public market analysts and investors. In such event, the market price of our common stock would likely be materially adversely affected. Due to factors outside our control, there may be little or no meaningful relationship between the resulting market price of our common stock and the results of operations. Factors outside of our control, such as market analysts' published expectations and short traders' activities, can cause a material fluctuation in our stock price. In addition, the stock market has demonstrated extreme price and volume fluctuations that have affected the market price of many technology companies in particular and that have been unrelated to the operating performance of those companies. The significant decline in the market price of our common stock in mid-1998 resulted in stockholder litigation against us and various officers and directors. Such litigation, or future litigation based on fluctuations in our stock price, could result in substantial litigation costs, and a diversion of management's attention and resources from our operations. See Note 5 - "Commitments and Contingencies" as it pertains to this matter on page 6 of our Quarterly Report on Form 10-Q for the second quarter of 2000.

        BECAUSE A LIMITED NUMBER OF CUSTOMERS ACCOUNT FOR A SUBSTANTIAL PORTION OF OUR TOTAL REVENUES, THE LOSS OF A SINGLE CUSTOMER COULD HAVE A SIGNIFICANTLY ADVERSE IMPACT ON OUR BUSINESS.

        For the quarter ended June 30, 2000, WinStar accounted for 23.3% of our total revenues, and Sprint accounted for 13.5%. For the second quarter of 1999, WinStar Sprint accounted for 15.0%. No other single customer accounted for 10% or more of total revenues in either of these periods. Although our largest customers have varied from period to period, we anticipate that results of operations in any given period will continue to depend to a significant extent upon sales to a small number of customers. This dependence may increase due to our strategy of securing large accounts. Marconi Communications Inc. is our only customer that has agreed to purchase a minimum amount of product from us. No other customer has a minimum purchase agreement with us. There can be no assurance that our significant customers will continue to purchase product at current levels, if at all. In the event that a significant existing customer merges with another company, there can be no assurance that such customer will continue to purchase the OmniMAX global product family. The loss of one or more significant customers could, among other things, decrease our revenues and net income, and increase our dependency on our remaining significant customers.

        WE MAY CONTINUE TO EXPERIENCE DELAYS AND DEFECTS IN PRODUCT DEVELOPMENT AND PRODUCT FEATURE RELEASES.

        We have experienced delays in completing development and introduction of new product variations and feature enhancements, and there can be no assurance that such delays will not continue or recur in the future. We could incur contract penalties should we fail to meet production and delivery time schedules on certain orders. There can be no assurance that we will be successful in developing new product features and releasing products to the market, or that we will be able to do so before our competitors. Our OmniMAX global product family contains a significant amount of complex hardware and software that may contain undetected or unresolved errors that may become apparent as product features are introduced, or as new versions are released. Technical difficulties have been discovered in certain of our system installations. It is possible that, despite significant testing, hardware or software errors will be found in our OmniMAX global product family after commencement of shipments, resulting in delays or cancellation of customer orders, payment of contract penalties to customers, or the loss of market acceptance. Any of these factors could result in, among other things, decreased revenues, net income, and cash flows.

        WE CONDUCT BUSINESS INTERNATIONALLY AND FACE SEVERAL RISKS ASSOCIATED WITH INTERNATIONAL MARKETS.

        A portion of our business is conducted internationally. Operating in international markets subjects us to certain risks, including:

        -   Political and economic conditions

        -   Tariffs or other barriers

        -   Longer sales and payment cycles

        -   Collection of accounts receivable

        -   Staffing and managing international operations

        -   Exchange and repatriation controls on foreign earnings

        -   Negative tax consequences

        -   Exchange rate fluctuations

        -   Changes in regulatory requirements

        International sales constituted 11.7% of our total revenues in the quarter ended June 30, 2000 and 11.1% for the year to date. In the corresponding periods of 1999, international sales were 11.7% and 12.3% of total revenues, respectively. International sales have fluctuated in absolute dollars and as a percentage of revenues and are expected to continue to fluctuate in future periods. We continue to experience certain difficulties in international markets, and there can be no assurance that we can expand our international operations. Failure to meet revenue projections in the international market could, among other things, adversely affect the future growth of consolidated revenues, gross profit, and net income.

        Many international telecommunications companies are owned or strictly regulated by local authorities. Access to international markets is often difficult to achieve due to trade barriers and established relationships between government-owned or controlled telecommunications companies and traditional indigenous equipment vendors. Many of these companies require extended payment terms and financing options which increase the risk of nonpayment and may, among other things, have the effect of increasing our operating expenses, lowering net income, and decreasing cash flows. We may be required to post bid and performance bonds for certain customers in international markets. Failure to meet delivery schedules could also result in the loss of collateral posted for the bonds or financial penalties, which could, among other things, increase our operating expenses and lower net income.

        We are working to enter new international markets which demand significant management attention and financial commitment. Successful expansion of international operations and sales in certain markets may depend on our ability to establish and maintain productive strategic relationships. We rely on a number of third party distributors and sales representatives to market and sell the OmniMAX global product family outside of the U.S. There can be no assurance that such distributors or sales representatives will provide the support and effort necessary to service international markets effectively. In addition, some of our third-party and indirect distribution channels have resulted in lower gross profit margins in the past. Increased sales through these channels may reduce our overall gross profit margins. There can be no assurance that we will be able to identify suitable parties for joint ventures or strategic relationships or, even if such parties are identified, that successful joint ventures or strategic relationships will result. We may be unable to increase international sales of the OmniMAX global product family through joint ventures or strategic relationships. The failure to do so could significantly limit our ability to expand international operations and could, among other things, reduce our revenues, gross profit, and net income.

        Sales activities in foreign countries may subject us to taxation in those countries. Although we have attempted to minimize our exposure to taxation in foreign countries, any income or other taxes imposed may increase our overall effective tax rate and adversely impact our competitiveness in those countries. In addition, we currently intend that the earnings of our foreign subsidiaries remain permanently invested in these entities in order to facilitate the potential expansion of our business. To the extent that these earnings are actually or deemed repatriated, U.S. and state income taxes would be imposed, and this could adversely impact our overall effective tax rate, net income, and cash flows.

        Our international sales are primarily U.S. dollar denominated. As a result, an increase in the value of the dollar relative to foreign currencies could make our product less competitive in international markets.

        We must comply with various country-specific regulations and standards to compete in international markets. Any inability to obtain local regulatory approval could delay or prevent entrance into international markets, which could result in, among other things, delays or loss of customer orders, decreased revenues, and lower net income.

        WE FACE INTENSE COMPETITION, AND THE COMPETITIVE LANDSCAPE IN OUR INDUSTRY CHANGES RAPIDLY.

        Many of our competitors have more extensive financial, marketing, and technical resources than we have and enjoy superior name recognition in the market. Our primary competitors include: ADC Telecommunications, Inc., Carrier Access Corporation, Compagnie Financiere Alcatel, Lucent Technologies, Inc., Marconi Communications Inc., Next Level Communications, Inc., Northern Telecom Ltd., and Siemens AG.

        Marconi is a competitor in the U.S. market, but it also serves as a distributor of our products in the international market starting this year. As a result of a settlement and distribution agreement reached in February 2000, Marconi entered into a minimum purchase agreement for our OmniMAX global product family line and acts as a distributor in specific international markets.

        As a result of a settlement agreement and related agreements entered into in 1998 with the Industrial Technology Research Institute, certain of its member companies have been granted certain rights to manufacture and sell the ETSI version of our narrowband UMC1000(TM) product outside of North America. We currently compete with such entities in international markets, primarily in China. Upon termination of certain restrictions set forth in the settlement agreement, those member companies will gain a worldwide, non-exclusive, royalty-free, irrevocable license to use an older version of narrowband UMC1000 technology in January 2005, and will be able to compete with us worldwide.

        We believe rapid technological change, continuing regulatory change and industry consolidation will continue to cause rapid evolution in the competitive environment of the telecommunications equipment market, the full scope and nature of which is difficult to predict. Industry consolidation among our competitors may provide those companies with price competition leverage and broader product lines superior to our pricing and present technology. Moreover, we believe that technological and regulatory change will continue to attract new entrants to the market in which we compete. There can be no assurance that we will be able to compete successfully in the future.

        OUR BUSINESS AND OPERATING RESULTS WILL BE HARMED IF WE FAIL TO MANAGE RECENT AND POTENTIAL GROWTH.

        Historically, we have experienced periods of rapid growth, which have imposed significant burdens on management, operations, finance, and other resources. We must continue to recruit, train, assimilate, motivate, and retain qualified managers and employees to manage our operations effectively. Our results of operations could be adversely affected if revenues do not increase sufficiently to compensate for any increase in operating expenses and facility obligations resulting from any expansion. If we fail to effectively manage any growth in our U.S. and international operations, including growth through acquisitions, our business could be disrupted, and we could incur, among other things, increased operating expenses, lower net income, and decreases in cash flow.

        We have expanded our manufacturing capacity and may further expand it in the future. There can be no assurance that we will not have excess manufacturing capacity or that further utilization of our manufacturing and distribution facility will continue without interruption.

        OUR PRODUCT LINE IS CONCENTRATED WITHIN A SINGLE FAMILY OF PRODUCTS, AND OUR ABILITY TO INTRODUCE NEW PRODUCT FEATURES AND RESPOND TO RAPID TECHNOLOGICAL CHANGE IS SUBJECT TO SIGNIFICANT UNCERTAINTY.

        Substantially all of our revenues are derived from the OmniMAX(TM) global product family, and we expect this concentration will continue in the foreseeable future. Any decrease in the level of sales of, or the prices for the OmniMAX global product family could result in, among other things, decreased revenues and lower net income. Factors potentially affecting sales include price competition, introductions or announcements by competitors, a decline in the demand for the OmniMAX global product family, or product obsolescence, among others.

        The telecommunications equipment market is characterized by rapidly changing technology, evolving industry standards, changes in end-user requirements, and frequent new product introductions and enhancements. The introduction of products embodying new technologies or the emergence of new industry standards can render existing products obsolete or unmarketable. For example, the introduction of new industry digital switch interfaces, such as GR-303, TR-08, and V5, reduces the amount of equipment required to support each access line or port. There can be no assurance that technological advances in the telecommunications industry will not reduce sales of our OmniMAX global product family, diminish market acceptance of the system or render the system obsolete and possibly result in, among other things, loss of customer orders, decreased revenues, and lower net income.

        Our success will depend upon our ability to enhance the OmniMAX global product family technology and to develop and introduce, on a timely basis, new products or new product feature enhancements. Product enhancements must keep pace with technological developments and emerging industry standards, and address changing customer requirements in a cost-effective manner. There can be no assurance that we will be successful in identifying, developing, manufacturing, and marketing new products or product enhancements that respond to technological change or evolving industry standards, and that achieve market acceptance. We may be required to incur substantial costs to modify the OmniMAX global product family, develop or acquire new products, and build our infrastructure to accommodate these changes. In addition, if product or warranty costs associated with new products are greater than we have experienced historically, our gross profit may be adversely affected. From time to time, we or our competitors may announce new products or product enhancements, services, or technologies that have the potential to replace or shorten the life cycle of the OmniMAX global product family, causing customers to defer purchasing our equipment.

        OUR ABILITY TO PROTECT OUR PROPRIETARY TECHNOLOGY IS LIMITED, AND WE EXPECT TO CONTINUE TO BE SUBJECT TO THIRD-PARTY CLAIMS OF INTELLECTUAL PROPERTY INFRINGEMENT.

        We attempt to protect our technology through a combination of copyrights, trade secret laws, contractual obligations, and patents. We do not presently hold any patents for the OmniMAX global product family, and although four patent applications are pending, they may not result in any issued patents. These intellectual property protection measures may not be sufficient to prevent wrongful misappropriation of our technology nor will they prevent competitors from independently developing technologies that are substantially equivalent or superior to our technology. The laws of many foreign countries do not protect our intellectual property rights to the same extent as the laws of the U.S. Failure to protect proprietary information could result in, among other things, loss of our competitive advantage, loss of customer orders, decreased revenues, and lower net income.

        Like other participants in our industry, we expect that we will be increasingly subject to infringement claims and other intellectual property disputes as competition in our market continues to intensify. We have been subject to several intellectual property disputes in the past.

        From 1998 through January 2000, we pursued trade secret misappropriation and related claims against RELTEC Corporation, now Marconi Communications Inc. The case involved RELTEC's acquisition of our technology through our Taiwan-based licensee, Vidar-SMS Co., Ltd. The case settled in February 2000, when Marconi agreed to pay us $32.75 million in cash, and entered into a distribution agreement for our UMC1000 product family that guarantees us minimum purchases or specified payments over the next three years.

        In 1998, we settled litigation with the Industrial Technology Research Institute and its sub-licensee member companies, and others, involving breach of a prior agreement, trade secret misappropriation, unfair competition and related claims. Under the settlement, we granted a limited license for the use of certain proprietary technology. In September 1998, we settled litigation with Acer Netxus, Inc. enjoining them from developing, manufacturing, and selling any device utilizing or deriving from our UMC1000 technology.

        In 1996, we settled litigation with DSC Communications, Inc. (DSC) under which DSC had claimed proprietary rights to the UMC1000 technology. In June 1999, we settled litigation with Alcatel USA, Inc. (formerly DSC) under a separate proprietary rights claim to our UMC1000 technology.

        In the future, we may be subject to additional litigation and may be required to defend against claimed infringements of the rights of others or to determine the scope and validity of the proprietary rights of others. Litigation also may be necessary to enforce and protect our trade secrets and other intellectual property rights. Any such litigation could be costly and divert management's attention from running our operations, either of which could result in, among other things, increased operating expenses, lower net income, and failure to remain competitive in a rapidly changing technological environment. Adverse determinations in such litigation could result in the loss of our proprietary rights, subject us to significant liabilities, require us to seek licenses from third parties, or prevent us from manufacturing or selling our products. Furthermore, there can be no assurance that any necessary licenses will be available on reasonable terms. Any one of these results could, among other things, decrease revenues, increase operating expenses, lower net income, and decrease cash flows.

        OUR CUSTOMERS ARE CONCENTRATED IN A SINGLE INDUSTRY WHICH EXPOSES US TO FLUCTUATIONS IN CAPITAL SPENDING PATTERNS AND OTHER FACTORS AFFECTING DEMAND FOR OUR PRODUCTS IN THIS INDUSTRY.

        Our customers are concentrated in the public carrier telecommunications industry and, in the U.S., include CLECs, RBOCs, NLECs, and IOCs. Accordingly, our future success depends upon the capital spending patterns of these customers and the continued demand by these customers for the OmniMAX global product family. Our historical markets have been the U.S. and international small to mid-line size markets. We are attempting to expand into larger-line size markets both in the U.S. and international markets. The OmniMAX global product family and any new products we introduce may not be met with widespread acceptance among the telecommunications companies and other potential customers. Existing customers and potential customers may adopt alternative architectures or technologies that are incompatible with our technology which could result in, among other things, delays or cancellation of customer orders, decreased revenues, and lower net income. There can be no assurance that telecommunications companies, foreign governments or other customers will pursue infrastructure upgrades that will necessitate the implementation of advanced products such as our OmniMAX global product family. Infrastructure improvements may be delayed or prevented by a variety of factors including cost, regulatory obstacles, the lack of consumer demand for advanced telecommunications services and alternative approaches to service delivery.

        WE MAY BE UNABLE TO SECURE NECESSARY COMPONENTS AND SUPPORT BECAUSE WE DEPEND UPON A LIMITED NUMBER OF THIRD-PARTY MANUFACTURERS AND SUPPORT ORGANIZATIONS, OVER WHICH WE HAVE NO CONTROL, AND IN SOME CASES RELY UPON SOLE SOURCE SUPPLIERS.

        Certain components used in our products, including our proprietary ASICs, codec components, certain surface mount technology components and other components, are only available from a single source or limited number of vendors. A limited number of vendors manufacture the subassemblies to our specifications for use in our systems. Some of the sole source vendors are companies who, from time to time, allocate parts to telecommunications equipment manufacturers due to market demand for components and equipment. Especially in recent times in a worldwide telecommunications market expansion, many component suppliers have placed critical components on worldwide allocation. Many of our competitors are much larger and may be able to obtain priority allocations from these shared vendors, thereby limiting or making unreliable the sources of supply for these components. In addition, our current strategy includes focusing on securing large customer accounts. These customers may require us to produce and ship large orders within a compressed timeframe. This may absorb available supplies of components and impair our ability to make later shipments to others. We have experienced shortages of key components from time to time in the past, and there can be no assurance that shortages of components will not occur in the future or will not result in our having to pay a higher price for components. If sufficient quantities of these or any other components cannot be obtained, delays or reductions in manufacturing or product shipments could occur which could result in, among other things, delays or cancellation of customer orders, contractual penalties, lower revenues, gross profit, net income, and cash flows. In particular, we rely upon:

        -   Solectron International USA, Inc. to manufacture PCBAs

        -   Siemens Microelectronics, Inc. for PCBA components

        - Paragon Electronic Systems, Inc. and Tyco Printed Circuit Group Inc. to manufacture backplanes and channel bank assemblies

        -   General Cable Corporation for protector panel subassemblies

        - CMOR Manufacturing and Wilco Wire Technology, Inc. for cable and wire harnesses and various turnkey assemblies

        -   American Microsystems, Inc. and Texas Instruments for ASICs

        -   Hendry Telephone Products for fuse panels and racks

        -   Powersafe Standby Batteries Inc. for battery systems

        -   PairGain Technologies, Inc. for custom enclosures and boards

        - Sonoma Metal Products, Inc., Cowden Metal San Jose, Inc., Mayville Metal Products, and EMAR Inc. to manufacture the external housing cabinets

        -   Advanced Digital Graphics, Inc. for system documentation

        Our production and shipping schedules could be adversely affected if one or more of our vendors were to experience financial, operational, production, or quality assurance difficulties that resulted in a reduction or interruption in supply to us or otherwise failed to meet our manufacturing requirements. We may not be able to establish sufficient manufacturing supply from alternative sources. Current or alternative manufacturers may not be able to meet our future requirements and such manufacturing services may not continue to be made available to us at favorable prices, or at all.

        Various third party support organizations provide post-sales support to our U.S. customers. There can be no assurance that these organizations will be able to provide the level of customer support demanded by existing or potential customers.

        WE MUST ATTRACT, RETAIN, AND MOTIVATE KEY TECHNICAL AND MANAGEMENT PERSONNEL IN A COMPETITIVE MARKET.

        Our success depends to a significant extent upon key technical and management employees. The loss of the services of any of these key employees could result in, among other things, loss of our competitive position in a rapidly changing technological environment, which in turn could lead to decreased revenues, increased operating expenses to locate experienced replacements, and lower net income. In the recent past, we have experienced an increase in our employee turnover rate, including technical and engineering positions. Competition for highly qualified employees is intense and the process of locating key technical and management personnel with the required combination of skills and attributes is often lengthy and expensive. In general, we do not have employment agreements with, or key person life insurance for, our employees. There can be no assurance that we will be successful in retaining our existing key personnel or in attracting and retaining the additional employees we may require. There can be no assurance as to the ongoing effect of key personnel on our business, financial condition and results of operations.

        RECENT AND FUTURE ACQUISITIONS MAY ADVERSELY AFFECT OUR OPERATIONS AND FINANCIAL RESULTS.

        As part of our efforts to enhance our existing products, introduce new products, and fulfill changing customer requirements, we plan to pursue acquisitions of complementary companies, products, and technologies. On May 16, 2000, we acquired GVN Technologies, Inc., a privately-held developer of integrated access devices, for approximately 1.1 million shares and options to purchase our common stock.

        Our acquisition of GVN and future acquisitions, if any, will involve numerous risks, including the following:

        - Disruption of our ongoing business and diversion of our management's time and attention

        -   Exposure to unknown liabilities of acquired companies

        - Potential difficulties and costs in assimilating the operations, personnel, and technologies of the acquired businesses, such as integrating GVN's products into the OmniMAX global product family

        - Possible loss of acquired companies' employees, customers, and vendors

        - Difficulties in completing the development and application of acquired technologies

        - Potential impairment of our existing relationships with employees, customers, distributors, and other business partners due to the addition of new personnel, products, and technologies

        - Risks associated with operating in new markets, including potentially greater competition and additional intellectual property claims

        - Additional expenses associated with amortization of goodwill or other intangible assets arising from acquisitions

        - Dilution of our existing stockholders if we pay for acquisitions with equity securities, such as in the GVN acquisition

        We cannot make assurances that the GVN acquisition, or any other acquisition that we undertake, will not result in significant costs or business disruption, or that we will be able to successfully integrate GVN or any other businesses, products, technologies, or personnel that we may acquire. Our failure to do so could seriously harm our business, financial condition, and results of operations.

        WE ARE PARTY TO COSTLY AND DISRUPTIVE LEGAL PROCEEDINGS, THE OUTCOME OF WHICH IS UNPREDICTABLE.

        We are a party to certain legal proceedings as described in Note 5 - "Commitments and Contingencies" on page 6 of our Quarterly Report on Form 10-Q for the second quarter of 2000. We are unable to predict the ultimate outcome of these proceedings or determine the total expense or possible loss, if any, that may ultimately be incurred in the resolution of these proceedings. Regardless of the ultimate outcome, these proceedings could result in significant diversion of management's time, and significant legal costs which could result in, among other things, increased operating expenses and lowered net income, and failure to remain competitive in a rapidly changing technological environment.

        OUR BUSINESS WILL SUFFER IF OUR PRODUCTS DO NOT COMPLY WITH NUMEROUS REGULATIONS AND INDUSTRY STANDARDS, WHICH ARE SUBJECT TO CHANGE.

        Our OmniMAX global product family must comply with a significant number of voice and data regulations and standards, which vary between U.S. and international markets, and may vary within specific international markets. Standards for new services continue to evolve, and we will need to modify our products or develop new versions to meet these standards. If our systems fail to comply with evolving standards in U.S. and international markets on a timely basis, our ability to sell our product would be impaired, and we could experience, among other things, delayed or lost customer orders, decreased revenues, and lower net income. Standards setting and compliance verification in the U.S. are determined by the Federal Communications Commission, Underwriters Laboratories, Quality Management Institute, Telcordia, other independent third party testing organizations, and by independent telecommunications companies. In international markets, our products must comply with recommendations issued by the Consultative Committee on International Telegraph and Telephony, Industry Canada, and individual regional carriers' network operating system requirements and specifications. Our products must also comply with standards issued by the European Telecommunications Standards Institute and implemented and enforced by the Telecommunications Regulatory Authority of each European nation.

        We need to continue to ensure that the OmniMAX global product family is easily integrated with various network management systems. Telcordia testing on our products is often required to ensure interoperability with various standards of operations, administration, maintenance and provisioning systems. Telcordia testing requires significant investments in time and money to achieve compliance. Failure to maintain such compliance or to obtain it on new features released in the future could result in, among other things, delays in or loss of customer orders, decreased revenues, and lower net income.

        We have maintained compliance with ISO 9001 (ISO) since we were first certified in 1997. The ISO standard consists of all elements defining a quality system, aimed primarily at achieving customer satisfaction by preventing non-conformity at all stages, from design through servicing. There can be no assurance that we will maintain such certification. The failure to maintain such certification may preclude selling the OmniMAX global product family in certain markets and could adversely affect our ability to compete with other vendors of telecommunications equipment.

        We are currently working to meet compliance requirements for TL9000 certification, a quality standard designed specifically for the telecommunications industry. There can be no assurance that we will attain certification.

        Our ability to compete with other telecommunications equipment vendors could be adversely affected should we fail to maintain interoperability with other companies or if we fail to ensure that the OmniMAX global product family complies with industry standards.

        In 1996, the U.S. Congress passed regulations that affect telecommunications services, including changes to pricing, access by competitive vendors and many other broad changes to the data and telecommunications networks and services. These changes have had a major impact on the pricing of existing services, and may affect the deployment of future services. These changes have caused greater consolidation in the telecommunications industry, which in turn could disrupt existing customer relationships, and could result in, among other things, delays or loss of customer orders and lower revenues. There can be no assurance that any future legislative and regulatory changes will not have a material adverse effect on the demand for the OmniMAX global product family. Uncertainty regarding future legislation and governmental policies combined with emerging new competition may also affect the demand for telecommunications products such as the OmniMAX system.

                           PROCEEDS FROM THE OFFERING

        We will not receive any proceeds from the sale of the shares by the selling stockholders. All proceeds from the sale of the shares will be for the account of the selling stockholders, as described below. See "Selling Stockholders" and "Plan of Distribution" below.

                              SELLING STOCKHOLDERS

        The following table sets forth certain information as of September 1, 2000 regarding the beneficial ownership of common stock by each of the selling stockholders and the shares being offered by the selling stockholders. Information with respect to beneficial ownership is based upon information obtained from the selling stockholders. Information with respect to shares owned beneficially after the offering assumes the sale of all of the shares offered and no other purchases or sales of common stock.

                                          SHARES BENEFICIALLY                          SHARES BENEFICIALLY
                                             OWNED PRIOR                                   OWNED AFTER
                                             TO OFFERING            NUMBER OF              THE OFFERING
                                        ----------------------        SHARES          ----------------------
SELLING STOCKHOLDERS                     NUMBER        PERCENT     BEING OFFERED       NUMBER        PERCENT
--------------------                    ---------     --------     -------------      --------      --------
David A. Davies                           1,895           *            1,309              586           *
Robert F. Dornon, M.D.                  144,573           *          130,116           14,457           *
Cliff Gimlin                                189           *               57              132           *
John M. Hamilton, Jr.                    91,824           *           72,742           19,082           *
William M. Hargen                        37,376           *           16,412           20,964           *
Edward F. Kamptner, Jr.                     355           *              319               36           *
Ron Kemmis                                4,881           *                7            4,874           *
Dorian LaRowe                             1,250           *               16            1,234           *
John M. Hamilton, M.D.                    7,758           *            6,982              776           *
A. Christopher Kasten                     2,987           *            2,688              289           *
David K. Kim                              4,711           *            4,240              471           *
Herminio Lugo, Jr.                          668           *              396              272           *
Angus McNeely                             3,868           *            2,336            1,532           *
Giao Nguyen                             314,600           *          259,380           55,220           *
Retirement Accounts, Inc. TTEE
FBO John W. Jennings SEP                  5,979           *            5,381              598           *

RMS Limited Partnership                 296,198           *          266,578           29,620           *
Karl E. Schlenther                       30,930           *           15,840           15,090           *
Yicheng Tong                                986           *              887               99           *
Binh D. Uong                             31,980           *           15,840           16,140           *
Edward D. Wirth, Jr.                      9,920           *            2,508            7,412           *

-----------------

* Less than 1%

        All of the selling stockholders received their respective shares of common stock in connection with the merger of our wholly owned subsidiary with GVN, pursuant to which all of the outstanding shares of capital stock of GVN were converted into shares of common stock and all outstanding options to purchase common stock of GVN were converted into options to purchase our common stock. Certain selling stockholders serve as employees of or consultants to AFC or its wholly owned subsidiary. The registration statement to which this prospectus relates is being filed pursuant to a Registration Rights Agreement among us and the former GVN shareholders. Subject to the terms and conditions of the Registration Rights Agreement, we have agreed to file the registration statement, which covers 90% of the shares of common stock received by each selling stockholder in the merger, and to keep the registration statement effective until the earlier of (1) 90 days after the effective date of the registration statement, or (2) the date on which all selling stockholders are eligible to sell all such shares then held by them pursuant to Rule 144 or Rule 145 under the Securities Act.


                              PLAN OF DISTRIBUTION

        The shares covered by this prospectus may be offered and sold at various times by the selling stockholders. As used in this prospectus, the term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received from a named selling stockholder as a gift, partnership distribution, or other non-sale-related transfer after the date of this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The shares may be sold by or for the account of the selling stockholders in transactions on the Nasdaq National Market, the over-the-counter market, or otherwise. These sales may be made at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The shares may be sold by means of one or more of the following methods:

        - a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

        - purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

        - ordinary brokerage transactions in which the broker solicits purchasers;

        - in connection with short sales, in which the shares are redelivered to close out short positions;

        - in connection with the loan or pledge of shares registered hereunder to a broker-dealer, and the sale of the shares so loaned or the sale of the shares so pledged upon a default;

        - in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

        -   privately negotiated transactions; or

        -   in a combination of any of the above methods.

        If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering.

        In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in resales. Broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from the purchasers of the shares or from both. This compensation may exceed customary commissions.

        The selling stockholders and any broker-dealers, agents or underwriters that participate with the selling stockholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any commissions paid or any discounts or concessions allowed to any of those persons, and any profits received on the resale of the shares purchased by them, may be deemed to be underwriting commissions or discounts under the Securities Act.

        We have agreed to bear all expenses of registration of the shares (other than fees and expenses, if any, of counsel or other advisors to the selling stockholders and stock transfer taxes, if any, payable by the selling stockholders). Any commissions, discounts, concessions or other fees, if any, payable to broker-dealers in connection with any sale of the shares will be borne by the selling stockholders selling those shares.


                                  LEGAL MATTERS

        Certain legal matters with respect to the validity of common stock offered by this prospectus are being passed upon for us by Pillsbury Madison & Sutro LLP, San Francisco, California.


                                     EXPERTS

        KPMG LLP, independent auditors, have audited our financial statements included in our 1999 Annual Report on Form 10-K and the financial statements to reflect the pooling filed on Form 8-K. These financial statements are incorporated by reference in this prospectus in reliance upon KPMG's report, given on their authority as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy any materials we file with the Commission at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information on its public reference rooms. The Commission also maintains an Internet Website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

        We have filed with the Commission a registration statement (which contains this prospectus) on Form S-3 under the Securities Act of 1933. The registration statement relates to the common stock offered by the selling stockholders. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement and its exhibits and schedules for further information with respect to AFC and the common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of that contract or document filed as an exhibit to the registration statement. You may read and obtain a copy of the registration statement and its exhibits and schedules from the Commission, as described in the preceding paragraph.

                       DOCUMENTS INCORPORATED BY REFERENCE

        The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed. The documents we incorporate by reference are:

        - Our Annual Report on Form 10-K for the year ended December 31, 1999 and Amendment No. 1 to our Annual Report on Form 10-K/A filed on August 30, 2000.

        - Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2000 and June 30, 2000.

        - Our Current Report on Form 8-K filed on September 19, 2000, which supercedes the financial information included in our Annual Report on Form 10-K for the year ended December 31, 1999 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2000.

        - The description of our common stock contained in our registration statement on Form 8-A filed under the Exchange Act on July 31, 1996, incorporated therein by reference to our prospectus filed pursuant to Rule 424(b) under the Securities Act on February 13, 1997.

        - The descriptions of our Series A Participating Preferred Stock Purchase Rights contained in the registration statements on Form 8-A filed under the Exchange Act on May 19, 1998 and October 29, 1998.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and number:

               Investor Relations Department
               Advanced Fibre Communications, Inc.
               P.O. Box 751239
               Petaluma, California 94975-1239
               Telephone (707) 794-7555

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities being registered hereby. Normal commission expenses and brokerage fees are payable individually by the selling stockholders. All amounts are estimated except the Commission registration fee.

                                                              Amount
                                                            ----------
SEC registration fee .............................          $ 9,578.46
Accounting fees and expenses .....................            5,000.00
Legal fees and expenses ..........................           20,000.00
Miscellaneous fees and expenses ..................            5,000.00
                                                            ----------
       Total .....................................          $39,578.46
                                                            ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Registrant's certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. The Registrant's bylaws provide for indemnification of the Registrant's directors to the extent permitted by the Delaware General Corporation Law and authorize the Registrant's Board of Directors to similarly indemnify the Registrant's officers and other agents. The Registrant has entered into agreements with its directors and officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers.

ITEM 16. EXHIBITS

        EXHIBIT
        NUMBER               DESCRIPTION OF DOCUMENT
        -------              -----------------------
           5.1               Opinion of Pillsbury Madison & Sutro LLP.

          23.1               Consent of KPMG LLP, Independent Auditors.

          23.2 Consent of Pillsbury Madison & Sutro LLP (included in its opinion filed as Exhibit 5.1 to this Registration Statement).

          24.1               Powers of Attorney.

ITEM 17. UNDERTAKINGS

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

                   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Petaluma, State of California, on September 20, 2000.

                                    ADVANCED FIBRE COMMUNICATIONS, INC.


                                    By           JOHN A. SCHOFIELD*
                                       -----------------------------------------
                                                 John A. Schofield
                                        President and Chief Executive Officer


        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities on September 20, 2000.

PRINCIPAL EXECUTIVE OFFICER AND DIRECTOR             DIRECTORS
               JOHN A. SCHOFIELD*                                   DONALD GREEN*
-------------------------------------------------    --------------------------------------------
               John A. Schofield                                    Donald Green
Director, President and Chief Executive Officer                 Chairman of the Board


                                                               HERBERT M. DWIGHT, JR.*
                                                     --------------------------------------------
PRINCIPAL FINANCIAL OFFICER                                    Herbert M. Dwight, Jr.


                KEITH E. PRATT*                                    RUANN F. ERNST*
-------------------------------------------------    --------------------------------------------
                 Keith E. Pratt                                    Ruann F. Ernst
    Vice President, Chief Financial Officer
            and Assistant Secretary

                                                                CLIFFORD H. HIGGERSON*
                                                     --------------------------------------------
                                                                Clifford H. Higgerson
PRINCIPAL ACCOUNTING OFFICER

                 JUDE RADESKI*                                       DAN RASDAL*
-------------------------------------------------    --------------------------------------------
                 Jude Radeski                                        Dan Rasdal
             Corporate Controller

                                                                    ALEX SOZONOFF*
                                                     --------------------------------------------
                                                                    Alex Sozonoff


 *By          /s/ Amy M. Paul
    --------------------------------------
         Amy M. Paul, Attorney-in-Fact

                                  EXHIBIT INDEX

EXHIBIT NUMBER      DESCRIPTION OF DOCUMENT
--------------      -----------------------
       5.1          Opinion of Pillsbury Madison & Sutro LLP.

      23.1          Consent of KPMG LLP, Independent Auditors.

      23.2 Consent of Pillsbury Madison & Sutro LLP (included in its opinion filed as Exhibit 5.1 to the Registration Statement).

      24.1          Powers of Attorney.




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